FOR IMMEDIATE RELEASE

ICONIX BRAND GROUP, INC. REPORTS RECORD EARNINGS FOR THE FOURTH QUARTER AND FULL YEAR 2007

• 2007 diluted EPS of $1.04 versus $0.72 in the prior year
• 2007 revenue of $160.0 million compared to $80.7 million in the prior year
• 4Q diluted EPS of $0.31 versus $0.18 in the prior year
• 4Q revenue of $47.4 million compared to $26.9 million in the prior year

NEW YORK, New York—February 20, 2008 - Iconix Brand Group, Inc. (NASDAQ: ICON) (“Iconix” or the “Company”), today announced financial results for the fourth quarter and full year ended December 31, 2007.

Full Year 2007 results:

Revenue for the full year 2007 increased 98% to approximately $160.0 million, as compared to approximately $80.7 million in 2006. EBITDA for 2007 increased 128% to approximately $127.6 million, as compared to approximately $56.1 million and free cash flow increased 123% to approximately $99.2 million, as compared to approximately $44.5 million in the prior year. Net income as reported on the Company’s income statement for 2007 increased 96% to approximately $63.8 million, as compared to $32.5 million the prior year and diluted earnings per share as reported on the Company’s income statement was $1.04 versus $0.72 in the prior year. The Company recognized non-cash tax benefits in the prior year compared to being fully taxed for 2007 and therefore comparing net income on a tax-effected basis, the Company reported net income of approximately $63.8 million for 2007, as compared to approximately $26.3 million (tax-effected) in the prior year. In comparing diluted earnings per share on a tax-effected basis, the Company reported diluted earnings per share of $1.04 in 2007, as compared to $0.58 (tax-effected) in 2006. Full year 2007 results include a one-time pre-tax gain equal to approximately $3.2 million or $0.03 diluted earnings per share associated with the Company’s Unzipped litigation. The gain is reflected on the Company’s income statement as a benefit of approximately $6.0 million (net of related legal expenses incurred in the year) and is offset by an increase of approximately $2.8 million in additional interest expense recorded in connection with the litigation. EBITDA, free cash flow, and tax effected earnings per share are non-GAAP metrics and reconciliation tables for all three are attached to this press release.

4Q 2007 results:

Revenue for the fourth quarter of 2007 increased 76% to approximately $47.4 million, as compared to approximately $26.9 million in the fourth quarter of 2007. EBITDA for the fourth quarter increased 109% to approximately $42.2 million, as compared to approximately $20.2 million in the prior year quarter, and free cash flow for the quarter increased 72% to approximately $26.2 million, as compared to approximately $15.2 million in the prior year quarter. Net income for the fourth quarter increased 117% to approximately $19.2 million versus approximately $8.9 million in the prior year quarter and diluted EPS increased to approximately $0.31 versus $0.18 in the prior year quarter. For the fourth quarter, the pre-tax gain related to the Unzipped litigation amounted to approximately $4.3 million (net of related legal expenses incurred in the quarter).

Neil Cole, Chairman and CEO of Iconix Brand Group commented, “2007 was our third year solely as a brand management business and the third consecutive year in which we doubled licensing revenue and earnings. The fact that we were able to achieve this in what has become a very challenging retail environment demonstrates the resilience of our business model, which has no inventory exposure and is supported by contractually guaranteed revenue and a diverse portfolio of 16 brands. We are currently working on many exciting organic growth initiatives both in the U.S. and increasingly around the world and we will continue to execute our acquisition strategy. We are cognizant of the challenges that exist in the market, but are confident that the Iconix business model is positioned to permit us to capitalize on market opportunities and continue to achieve revenue and earnings growth.”

2008 Guidance:

The Company is re-affirming its previously issued 2008 guidance of diluted earnings per share of between $1.35 and $1.40 while raising its revenue guidance to a range of $250-$260 million. The new guidance reflects new revenue opportunities the Company is forecasting for based on its core business and acquisition strategy coupled with increased investments in infrastructure and compensation.

Iconix Brand Group Inc. (Nasdaq: ICON) owns, licenses and markets a growing portfolio of consumer brands including CANDIE'S (R), BONGO (R), BADGLEY MISCHKA (R), JOE BOXER (R) RAMPAGE (R) MUDD (R), LONDON FOG (R), MOSSIMO (R) OCEAN PACIFIC(R), DANSKIN (R) ROCA WEAR(R), CANNON (R), ROYAL VELVET (R), FIELDCREST (R), CHARISMA (R) and STARTER (R). The Company licenses it brands to a network of leading retailers and manufacturers that touch every major segment of retail distribution from the luxury market to the mass market in both the U.S. and around the world. Iconix, through its in-house advertising, promotion and public relations agency, markets its brands to continually drive greater consumer awareness and equity.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this press release are forward looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, uncertainty regarding the results of the Company's acquisition of additional licenses, continued market acceptance of current products and the ability to successfully develop and market new products particularly in light of rapidly changing fashion trends, the impact of supply and manufacturing constraints or difficulties relating to the Company's licensees' dependence on foreign manufacturers and suppliers, uncertainties relating to customer plans and commitments, the ability of licensees to successfully market and sell branded products, competition, uncertainties relating to economic conditions in the markets in which the Company operates, the ability to hire and retain key personnel, the ability to obtain capital if required, the risks of litigation and regulatory proceedings, the risks of uncertainty of trademark protection, the uncertainty of marketing and licensing acquired trademarks and other risks detailed in the Company's SEC filings. The words "believe", "anticipate," "expect", "confident", "project", provide "guidance" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made.

# # #

Contact Information:

David Conn
Executive Vice President
Iconix Brand Group
212.730.0030

Joseph Teklits
Integrated Corporate Relations
203.682.8200

Iconix Brand Group, Inc. and Subsidiaries

Condensed Consolidated Income Statements
(in thousands, except earnings per share data)

	Three Months Ended Dec 31,		Year Ended Dec 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)
Licensing revenue	$47,411	$26,903	$160,004	$80,694

Selling, general and administrative expenses	14,122	6,955	44,254	24,527
Special charges - net	(7,094)	594	(6,039)	2,494

Operating income	40,383	19,354	121,789	53,673

Other expenses:
Interest expense - net	11,258	5,846	25,512	13,837

Income before income taxes	29,125	13,508	96,277	39,836

Income taxes	9,898	4,655	32,522	7,335

Net income	$19,227	$8,853	$63,755	$32,501

Earnings per share:
Basic	$0.34	$0.19	$1.12	$0.81

Diluted	$0.31	$0.18	$1.04	$0.72

Weighted average number of common shares outstanding:
Basic	57,067	45,464	56,694	39,937

Diluted	61,860	50,292	61,426	45,274

Selected Balance Sheet Items:	12/31/2007	12/31/2006

Total Assets	$1,327,300	$701,052
Total Liabilities	$799,380	$235,595
Stockholders' Equity	$527,920	$465,457

The following table details unaudited reconciliations from non-GAAP amounts to U.S. GAAP and effects of these items:
(in thousands)

	Three Months Ended		Year Ended
	Dec 31,	Dec 31,	Dec 31,	Dec 31,
	2007	2006	2007	2006

EBITDA (1)	$42,193	$20,195	$127,585	$56,075

Reconciliation of EBITDA:
Operating income	40,383	‘ 19,354	121,789	53,673
Add: Depreciation and amortization of certain intangibles	1,810	841	5,796	2,402
EBITDA	$42,193	$20,195	$127,585	$56,075

(1) EBITDA, a non-GAAP financial measure, represents income from operations before interest, other income, income taxes, depreciation and amortization expenses. The Company believes EBITDA provides additional information for determining its ability to meet future debt service requirements, investing and capital expenditures.

Free Cash Flow (2)	$29,240	$15,220	$102,292	$44,451

Reconciliation of Free Cash Flow:
Net income	$19,227	$8,853	$63,755	$32,501
Add: Depreciation, amortization of intangibles and deferred financing costs, the change in the reserve for accounts receivable, and non-cash compensation expense	3,593	1,794	11,190	4,865
Add: Estimated Non-cash income taxes	9,713	4,655	30,708	7,335
Less: Non-cash portion Unzipped litigation	6,330	--	6,330	--
Less: Capital expenditures	66	82	134	250
Free Cash Flow	$26,137	$15,220	$99,189	$44,451

(2) Free Cash Flow, a non-GAAP financial measure, represents net income before depreciation, amortization, the change in the reserve for accounts receivable and excluding estimated non-cash income taxes and capital expenditures. The Company believes Free Cash Flow is useful for evaluating our financial condition because it represents the amount of cash generated from the operations that is available for repaying debt and investing.

Reconciliation of effective tax rate

Year Ended
Reconciliation to GAAP:	Dec 31, 2006

Net income, GAAP, as reported	$32,501
Add: GAAP income taxes, as reported	7,335
Income before income taxes, as reported	39,836
Less: 34% effective tax provision	(13,544)
Net income, as adjusted with 34% tax rate	$26,292

Number of dilutive shares	45,274
Dilutive EPS, as adjusted with 34%
Effective tax rate	$0.58